10.27.1

EIGHTH AMENDMENT TO
LOAN AND SECURITY AGREEMENT, JOINDER AND CONSENT
This Eighth Amendment to Loan and Security Agreement, Joinder and Consent (this “Amendment”) is entered into as of March 23, 2015, between COMERICA BANK (“Bank”) and UPLAND SOFTWARE INC. f/k/a Tenrox Inc. (“Upland Canada”) (“Prior Borrower”) and SOLUTION Q INC., a corporation existing under the laws of Ontario (“Solution” and together with Prior Borrower, the “Borrowers” and each individually, a “Borrower”).
RECITALS
A.Prior Borrower and Bank are parties to that certain Loan and Security Agreement dated as of February 10, 2012 as amended by the First Amendment to Loan and Security Agreement dated May 31, 2012, the Second Amendment to Loan and Security Agreement dated as of June 25, 2012, the Third Amendment to Loan and Security Agreement dated as of December 3, 2012, the Fourth Amendment to Loan and Security Agreement and Waiver dated as of April 11, 2013, the Fifth Amendment to Loan and Security Agreement dated as of May 15, 2013, the Sixth Amendment to Loan and Security Agreement dated as of December 6, 2013, and the Seventh Amendment to Loan and Security Agreement dated as of March 19, 2014 (as amended, the “Agreement”). The parties desire to amend the Agreement, in accordance with the terms of this Amendment.
B.Prior Borrower and Bank are parties to the certain Prime Referenced Rate Addendum to Loan and Security Agreement dated as of February 10, 2012 (the “Interest Rate Addendum”).
C.On or about November 20, 2014, Upland Canada acquired all of the equity interests of Solution.
D.The Prior Borrower desires to join Solution as a “Borrower” under the Agreement and the Interest Rate Addendum, and otherwise amend the Agreement in accordance with the terms of this Amendment.
NOW, THEREFORE, the parties agree as follows:
1.By execution and delivery of this Amendment, Solution shall, and does hereby become a party to the Agreement and the Interest Rate Addendum as a “Borrower” as if an original signatory thereto (the “Joinder”). Solution (a) acknowledges and agrees that it has read the Agreement, the Interest Rate Addendum and the other Loan Documents; (b) consents to all of the provisions of the Agreement, the Interest Rate Addendum and the Loan Documents relating to it, as applicable; and (c) acknowledges and agrees that this Amendment has been freely executed without duress and after an opportunity was provided to it for review of the Agreement, the Interest Rate Addendum, this Amendment and all other Loan Documents by competent legal counsel of its choice.
2.    All references to “Borrower” in the Agreement, the Interest Rate Addendum and the other Loan Documents shall hereafter mean, individually and collectively, Upland Canada and Solution.
3.    Borrowers have informed Bank that, pursuant to a Settlement and Dismissal Agreement dated as of March 2, 2015, Upland Canada entered into a settlement with Enpat, Inc., a Florida corporation (the “Settlement”). Borrowers have requested that Bank consent to the Settlement. Bank hereby consents to the Settlement.
4.    Exhibit A to the Agreement is amended by adding (in the correct alphabetical order) or amending and restating the following defined terms to read in their entirety as follows:
“‘Adjusted EBITDA’ means with respect to any fiscal period an amount equal to the sum of (a) Consolidated Net Income for such fiscal period, plus (b) in each case to the extent deducted in the calculation of Consolidated Net Income and without duplication, (i) depreciation and amortization for such period, plus (ii) income tax expense for such period, plus (iii) Consolidated Total Interest Expense paid or accrued during such period, plus (iv)

non-cash expenses of Upland and its consolidated Subsidiaries, including without limit those expenses associated with granting stock options and restricted stock, plus (v) transaction and restructuring expenses incurred by Upland and its consolidated Subsidiaries in connection with the acquisitions of Upland IX, LL, a Delaware limited liability company and Solution within twelve (12) months after the date of the consummation of the applicable acquisition in an aggregate amount not exceeding Two Million Two Hundred Thousand Dollars ($2,200,000), plus (vi) one-time legal and settlement expenses associated with the Enpat lawsuit, not to exceed $600,000, plus (vii) one-time transaction and restructuring expenses incurred by Upland and its consolidated Subsidiaries in connection with an acquisition and approved by Bank in writing, plus (viii) any net change in deferred revenue during such period, including without limitation deferred revenue of an acquired company that, due to the business combination, is not recognized as revenue of the acquiring company under GAAP, plus (ix) Upland’s and its consolidated Subsidiaries’ expenses related to foreign exchange losses for such period, and minus, to the extent added in computing Consolidated Net Income, and without duplication, (x) non-cash tax credits for such period and (y) foreign exchange related gains, all as determined in accordance with GAAP other than with respect to clauses (v), (vi) and (vii) above. Adjusted EBITDA shall be calculated on a trailing four quarter basis for all testing periods; provided however, with respect to any acquired company, Adjusted EBITDA shall be calculated on (A) as of the first measuring period ending after the date such acquired company was acquired (the ‘Acquisition Date’), a trailing four quarter basis, (B) as of the second measuring period ending after the Acquisition Date, an annualized basis and the relevant period of determination shall be the one fiscal quarter period ending as of such date, (C) as of the third measuring period ending after the Acquisition Date, an annualized basis and the relevant period of determination shall be the two fiscal quarter period ending as of such date, (D) as of the fourth measuring period ending after the Acquisition Date, an annualized basis and the relevant period of determination shall be the three fiscal quarter period ending as of such date, and (E) as of the fifth measuring period ending after the Acquisition Date, and for each measuring period thereafter, a trailing four quarter basis.”
“‘Eighth Amendment Date’ means March 23, 2015.”
“‘Fixed Charge Coverage Ratio’ means for any date of determination and with respect to any Person, the ratio of (i) the Adjusted EBITDA of such Person for such period, to (ii) the sum of (A) the current portion of all long-term Indebtedness of such Person, plus (B) the Consolidated Total Interest Expense paid or accrued of such Person during such period, plus (C) all income taxes paid in cash by such Person, plus (D) unfinanced capital expenditures of such Person during such period.”
“‘Guarantors’ means, collectively, Upland, Upland I, Upland II, Upland III, Upland IV, Upland V, Upland VI, Upland VII, and Upland IX and each Subsidiary of a Guarantor which has executed and delivered to Bank a Guaranty and ‘Guarantor’ shall mean each individually.”
“‘Revolving Maturity Date’ means April 11, 2017.”
“‘Silverback Loan Agreement’ means that certain Loan and Security Agreement among Bank, Upland, Upland I, Upland III, Upland IV, Upland V, Upland VII, and Upland IX, dated as of March 5, 2015, as amended, restated, replaced or supplemented from time to time.”
“‘Solution’ means Solution Q Inc., a corporation existing under the laws of Ontario.”

“‘Total Debt’ means all indebtedness of Upland and its consolidated Subsidiaries owing to Bank plus (a) all capital lease obligations of Upland and its consolidated Subsidiaries and (b) amounts owing under the Sellers’ Notes.”
“‘Total Senior Debt’ means all indebtedness of Upland and its consolidated Subsidiaries owing to Bank.”
“‘Upland Canada’ means Upland Software Inc., a Canadian corporation.”
“‘Upland IX’ means Upland IX, LLC, a Delaware limited liability company.”
5.    Subsection (c) of the definition of “Permitted Indebtedness” in Exhibit A of the Agreement is amended and restated to read in its entirety as follows:
“(c)    Indebtedness of Borrower, Upland, Upland I, Upland II, Upland III, Upland IV, Upland V, Upland VI, Upland VII and Upland IX, or any of them, individually or in the aggregate, in an amount not to exceed Four Million Dollars ($4,000,000.00) in any fiscal year secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness.”

6.    Subsection (c) of the definition of “Permitted Liens” in Exhibit A of the Agreement is amended and restated to read in its entirety as follows:
“(c)    Liens securing obligations of Borrower, Upland, Upland I, Upland II, Upland III, Upland IV, Upland V, Upland VI, Upland VII and Upland IX, or any of them, individually or in the aggregate, not to exceed Four Million Dollars ($4,000,000.00) (i) upon or in any Equipment acquired or held by a Borrower, Upland II, Upland Canada, Solution or any of their Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon and the proceeds of such Equipment.”

7.    Section 6.6 of the Agreement is amended and restated to read in its entirety as follows:
“6.6    Accounts. Such Borrower and each Guarantor shall maintain all of their depository and operating accounts with Bank or Bank's Affiliates. Notwithstanding the foregoing such Borrower and each Guarantor may maintain accounts outside of Bank and Bank's Affiliates not subject to a control agreement, provided that the aggregate balance of all such accounts of Borrower and Guarantors does not exceed Seven Hundred Fifty Thousand Dollars ($750,000) at any time. Notwithstanding the foregoing, (a) Upland IX and Solution may maintain accounts outside of Bank and Bank's Affiliates not subject to a control agreement until on or before the date that is ninety (90) days after the Ninth Amendment Date and (b) accounts may be maintained at Royal Bank of Canada (‘RBC’) by either Borrower not subject to a control agreement provided that Bank receives a control agreement satisfactory to it and has a perfected first priority lien on all such RBC accounts before the date that is ninety (90) days after the Ninth Amendment Date.”

8.    Section 6.7 of the Agreement is amended and restated in its entirety to read as follows:
“6.7    Financial Covenants.

The financial covenants in clauses (a) – (c) below shall be maintained for the period commencing on the Eighth Amendment Date through December 30, 2016.

(a)    Minimum Recurring Revenue. Upland shall maintain, on a consolidated basis with its consolidated Subsidiaries, as of any date of determination, recurring revenue, calculated on a trailing four quarter basis, of not less than $50,000,000, certified quarterly. Recurring revenue shall include pro forma recurring revenue of an acquired company.
(b)    Minimum Cash. Upland shall maintain at all times, on a consolidated basis with its consolidated Subsidiaries, Cash at Bank of not less than $7,500,000, certified monthly. This covenant shall no longer be tested upon Bank’s receipt of evidence satisfactory to it that Upland and its consolidated Subsidiaries have achieved, on a consolidated basis, a Total Senior Debt to Adjusted EBITDA ratio of less than 3.00 to 1.00.
Borrower authorizes Bank to decline to honor any drafts upon such Borrower’s accounts with Bank or any requests by Borrower or any other Person to pay or otherwise transfer any part of funds held in such accounts if (i) the aggregate balance of such accounts is less than $7,500,000, or (ii) honoring such drafts or requests would cause the aggregate balance of such accounts to be, less than $7,500,000. The foregoing authorization shall only apply when the Minimum Cash covenant set forth above is in effect.
(c)    Adjusted EBITDA. Upland shall maintain, on a consolidated basis with its consolidated Subsidiaries, Adjusted EBITDA of not less than (i) $1,000,000 for the period ending September 30, 2015 and (ii) $2,500,000 for the period ending December 31, 2015 and thereafter.
The financial covenants in clauses (d) – (f) below shall be maintained for the period commencing December 31, 2016 and thereafter.

(d)     Total Senior Debt to Adjusted EBITDA Ratio. Upland shall maintain, on a consolidated basis with its consolidated Subsidiaries, as of the last day of each fiscal quarter, a ratio of (i) Total Senior Debt to (ii) Adjusted EBITDA of not more than 3.00 to 1.00.
(e)    Total Debt to Adjusted EBITDA Ratio. Upland shall maintain, on a consolidated basis with its consolidated Subsidiaries, as of the last day of each fiscal quarter, a ratio of (i) Total Debt to (ii) Adjusted EBITDA of not more than 4.00 to 1.00.
(f)    Fixed Charge Coverage Ratio. Upland shall maintain, on a consolidated basis with its consolidated Subsidiaries, as of the last day of each fiscal quarter, a Fixed Charge Coverage Ratio of not less than 1.20 to 1.00.”
9.    New Section 15 is added to the Agreement to read in its entirety as follows:
“15.    CO-BORROWER PROVISIONS.
15.1    Primary Obligation. This Agreement is a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Bank and any Borrower. Each Borrower shall be liable for existing and future Obligations as fully as if all of all Credit Extensions were advanced to such Borrower. Bank may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, all Borrowers, including without limitation Disbursement Request Forms, Borrowing Base Certificates and Compliance Certificates. Furthermore, the successful operation of each Borrower is dependent on the continued successful performance of the integrated group of Borrowers, such that each Borrower will benefit from any Credit Extensions Bank makes to another Borrower.
15.2    Enforcement of Rights. Borrowers are jointly and severally liable for the Obligations and Bank may proceed against one or more of the Borrowers to enforce the Obligations without waiving its right to proceed against any of the other Borrowers.
15.3    Borrowers as Agents. Each Borrower appoints the other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of both Borrowers, to act as disbursing agent for receipt of any Credit Extensions on behalf of each Borrower and to apply to Bank on behalf of each Borrower for Credit Extensions, any waivers and any consents. This authorization cannot be revoked, and Bank need not inquire as to each Borrower’s authority to act for or on behalf of Borrower.
15.4    Subrogation and Similar Rights. Notwithstanding any other provision of this Agreement or any other Loan Document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating the Borrower to the rights of Bank under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 14.4 shall be null and void. If any payment is made to a Borrower in contravention of this Section 14.4, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.
15.5    Waivers of Notice. Except as otherwise provided in this Agreement, each Borrower waives notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default; notice of the amount of the Obligations outstanding at any time; notice of intent to accelerate; notice of acceleration; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase the Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; default; and all other notices and demands to which the Borrower would otherwise be entitled. Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Bank’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Nothing contained herein shall prevent Bank from foreclosing on the Lien of any deed of trust, mortgage or other security instrument, or exercising any rights available thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of any Borrower. Each Borrower also waives any defense arising from any act or omission of Bank that changes the scope of the Borrower’s risks hereunder.

15.6    Subrogation Defenses. Each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under California Civil Code Sections 2799, 2808, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2838, 2839, 2845, 2847, 2848, 2849, 2850, 2899 and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d and 726, as those statutory provisions are now in effect and hereafter amended, and under any other similar statutes now and hereafter in effect.
15.7    Right to Settle, Release.
(a)    The liability of Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Bank may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.
(b)    Without affecting the liability of any Borrower hereunder, Bank may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to a Borrower, (ii) grant other indulgences to a Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to a Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.
15.8    Subordination. All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations and the Borrower holding the indebtedness shall take all actions reasonably requested by Lender to effect, to enforce and to give notice of such subordination.”
10.    Exhibit D to the Agreement is deleted and replaced with Exhibit D attached hereto.
11.    The Schedule of Exceptions to the Agreement is amended as set forth on the Amendment to Schedule of Exceptions attached hereto.
12.    No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.
13.    Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remains in full force and effect in accordance with its terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

14.    Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct in all material respects as of the date of this Amendment (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date), and that no Event of Default has occurred and is continuing.
15.    As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:
(h)    this Amendment, executed by Borrower;
(i)    a Security Agreement, executed by Upland IX;
(j)    an Intellectual Property Security Agreement, executed by Upland IX;
(k)    an Intellectual Property Security Agreement, executed by Solution;
(l)    an Unconditional Guaranty, executed by Upland IX;
(m)    Amendments to Security Agreements executed by each of Upland, Upland I, Upland II, Upland III, Upland IV, Upland V, Upland VI and Upland VII;
(n)    an Agreement to Furnish Insurance, executed by Solution;
(o)    officer’s certificates with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment and related documents, executed by Solution and Upland Canada;
(p)    all reasonable Bank Expenses incurred through the date of this Amendment, which may be debited from any of Borrower’s accounts; and
(q)    such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.
16.    This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.
[Signatures on following page]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.
UPLAND SOFTWARE INC.

By:    /s/ John T. McDonald

Name:     John T. McDonald

Title:    President

SOLUTION Q INC.

By:    /s/ John T. McDonald

Name:     John T. McDonald

Title:    President

COMERICA BANK

By: /s/ Amy Malnar

Name:     Amy Malnar

Title:    Vice President

[Signature Page to Eighth Amendment to Loan and Security Agreement, Joinder and Consent]

EXHIBIT D

COMPLIANCE CERTIFICATE

Please send all Required Reporting to:                Comerica Bank
Technology & Life Sciences Division
Loan Analysis Department
300 W. Sixth St., Suite 1300
Austin, TX 78701
Fax: (512) 427-7178
Email: tlstxcompliance@comerica.com

FROM: UPLAND SOFTWARE INC.

The undersigned authorized Officer of UPLAND SOFTWARE INC. and/or SOLUTION Q INC. (“Borrower”), hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending with all required covenants, including without limitation the ongoing registration of intellectual property rights in accordance with Section 6.8, except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof except as noted below; provided however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date. Attached herewith are the required documents supporting the above certification (the “Supporting Documents”). The Officer further certifies the Supporting Documents are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied form one period to the next except as explained in an accompanying letter or footnotes and with respect to unaudited financial statements, for the absence of footnotes and subject to year-end adjustments.

Please indicate compliance status by circling Yes/No under “Complies” or “Applicable” column,

REPORTING COVENANTS	REQUIRED	COMPLIES
Company Prepared Monthly F/S	Monthly, within 30 days	YES	NO
Compliance Certificate	Monthly, within 30 days	YES	NO
CPA Audited re .Silverback Enterprise Unqualified F/S	Annually, within 150 days of FYE	YES	NO
Company Prepared re Borrower F/S	Annually, within 150 days of FYE	YES	NO
A/R & A/P Agings	Monthly. within 30 days	YES	NO
Annual Business Plan (incl. operating budget)	Annually, by 12/31	YES	NO
Intellectual Property Report	Quarterly within 30 days	YES	NO
Audit	Annual	YES	NO

If Public:
10-Q	Quarterly, within 5 days of SEC filing (50 days)	YES	NO
10-K	Annually, within 5 days of SEC filing (95 days)	YES	NO

Total amount of Borrower’s cash and investments	Amount: $____________________________	YES	NO
Total amount of Borrower’s cash and investments maintained with Bank	Amount: $____________________________	YES	NO

	DESCRIPTION	APPLICABLE
Legal Action > $100,000 (Sect. 6.2(iv))	Notify promptly upon notice _____________________	YES	NO
Inventory Disputes> $100,000 (Sect. 6.3)	Notify promptly upon notice _____________________	YES	NO
Mergers & Acquisitions> $100,000 (Sect. 7.3)	Notify promptly upon notice _____________________	YES	NO
Cross default with other agreements>$250,000 (Sect. 8.7)	Notify promptly upon notice _____________________	YES	NO

Judgments/Settlements > $200,000 (Sect. 8.9)	Notify promptly upon notice _____________________	YES	NO

[Exhibit D - Page 1]

FINANCIAL COVENANTS	REQUIRED	ACTUAL	COMPLIES
TO BE CERTIFIED MONTHLY, UNLESS OTHERWISE NOTED

Minimum Trailing Four Quarter Recurring Revenue, certified quarterly	$50,000,000	$__________________	YES	NO
Minimum Cash	$7,500,000	$__________________	YES	NO
Minimum Adjusted EBITDA, certified quarterly	See Section 6.7(c)	$__________________	YES	NO
Maximum Total Senior Debt to Adjusted EBITDA Ratio, certified quarterly	3.00 to 1.00	__________:1.00	YES	NO
Maximum Total Debt to Adjusted EBITDA Ratio, certified quarterly	4.00 to 1.00	__________:1.00	YES	NO
Consolidated Fixed Charge Coverage Ratio, certified quarterly	1.20 to 1.00	__________:1.00	YES	NO
Minimum Cash Amount	See Section 6.7(a)	$_____________	YES	NO
Consolidated Fixed Charge Coverage Ratio	1.25 to 1.00	_______ to 1.00	YES	NO
Consolidated Indebtedness to Adjusted EBITDA Ratio	3.25 to 1.00	_______ to 1.00	YES	NO
EBITDA	$5,000,000	$_____________	YES	NO

FINANCIAL COVENANTS	REQUIRED	ACTUAL	COMPLIES
Permitted Indebtedness for equipment leases	<$1,200,000	$______________________	YES	NO
Permitted Investments for stock repurchase	<$100,000	$______________________	YES	NO
Permitted Investments for subsidiaries	<$100,000	$______________________	YES	NO
Permitted Investments for employee loans	<$100,000	$______________________	YES	NO
Permitted Investments for joint ventures	<$100,000	$______________________	YES	NO
Permitted Liens for equipment leases	<$1,200,000	$______________________	YES	NO
Permitted Transfers	<$100,000	$______________________	YES	NO

Please Enter Below Comments Regarding Violations and Exceptions to Representations and Warranties:

The undersigned further acknowledges that at any time Borrower is not in compliance with all the terms set forth in the Agreement, including, without limitation, the financial covenants, no credit extensions will be made.

Very truly yours,

Authorized Signer

Name

Title

[Exhibit D - Page 2]